[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

May 14, 2026

Nuveen Investment Funds, Inc.

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:	Nuveen Investment Funds, Inc.

Ladies and Gentlemen:

We have served as counsel for the Nuveen Investment Funds, Inc. (the “Fund”), which proposes to offer and sell ETF Class shares of its series, Nuveen Global Infrastructure Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 278 and Amendment No. 278 to its Registration Statement on Form N-1A filed on May 14, 2026 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth. We understand that the Fund has received and is relying on the legal opinion of even date hereof of DLA Piper LLP (the “DLA Piper Opinion”), special Maryland counsel to the Fund, regarding certain issues pertaining to the laws of the State of Maryland more fully described therein. In rendering our opinion, we have assumed that the DLA Piper Opinion is true, complete and correct in all respects, without undertaking any independent investigation or analysis of the matters set forth therein.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund are duly authorized in accordance with the Fund’s Amended and Restated Articles of Incorporation, as amended, and the Fund’s By-Laws, as amended, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities, and when issued and delivered by the Fund against receipt of consideration therefor all as described in the Amendment, will be validly issued, fully-paid and non-assessable.

May 14, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 033-16905) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP